EXHIBIT 5.1

             LEGAL OPINION OF WILSON SONSINI GOODRICH & ROSATI, P.C.

                  [WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]

                                  April 8, 2002
Trimble Navigation Limited
645 North Mary Ave.
Sunnyvale, California  94088

RE:  REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

     We have examined Amendment No. 2 to the registration statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about April 8, 2002 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to 3,063,341 shares of your common stock, no par value (the "Shares") and 612,672 shares of your common stock reserved for issuance upon the exercise of warrants ("Warrant Shares"). As legal counsel to Trimble Navigation Limited in connection with this transaction, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, by you in connection with the sale and issuance of the Shares and Warrant Shares.

     It is our opinion that the Shares have been duly authorized and that the Shares are legally and validly issued, fully paid and nonassessable.

     It is our opinion that the Warrant Shares, when issued by you upon the exercise of warrants in accordance with the terms therein, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

                                        Very truly yours,

                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation

                                        /s/ Wilson Sonsini Goodrich & Rosati


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